Exhibit 99.1

VIRGIN MEDIA REPORTS FOURTH QUARTER 2008 RESULTS

RECORD BROADBAND, TV, AND CONTRACT MOBILE CUSTOMERS

London, England, February 25, 2009 — Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended December 31, 2008.

Quarterly Highlights

Financial

•                            Total revenue of £1,033m (Q4-07: £1,051m)

•                            On-net Consumer revenue up sequentially for second successive quarter

•                            OCF(1) of £320m (Q4-07: £321m)

•                            Operating loss of £50m (Q4-07: £18m loss)

•                            Free Cash Flow(2) of £61m (Q4-07: £63m)

•                            Net cash provided by operating activities of £167m (Q4-07: £273m)

•                            Early cash repayment of £300m following successful bank amendment

•                            Initiation of restructuring plan to drive further operational improvements and efficiencies

Operational

•                             Revenue Generating Unit (RGU)(3) net increase of 185,500 (Q4-07: 272,100) to 12.41m (Q4-07: 11.69m)

•                             On-net(4) cable ARPU increased for second successive quarter to £42.30 (Q4-07: £42.24)

•                             On-net churn reduced to 1.2% (Q4-07: 1.4%)

•                             Record triple-play penetration of 55.9% (Q4-07: 49.5%)

Broadband

•                              On-net broadband customer net increase of 57,100 (Q4-07: 106,200) to a record 3.68m (Q4-07: 3.41m)

•                               Improving tier mix with 1.2m next generation (10Mb and above) customers (Q4-07: 0.8m)

•                               Launch of 50Mb broadband

•                               Upgrading 2Mb customers to 10Mb, commencing May 2009

Television

•                               TV customer net increase of 44,500 (Q4-07: 61,100) to a record 3.62m (Q4-07: 3.48m)

•                               Video-on-demand (VOD) usage rises to 52% of digital customers (Q4-07: 47%)

•                               Highest ever average VOD views of 53m per month (Q4-07: 33m)

Mobile

•                              Contract mobile customers net increase of 70,800 (Q4-07: 47,500) to a record 649,400 (Q4-07: 376,300)

•                               Launch of 3Gb mobile broadband

(1)OCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(2) Free Cash Flow or FCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3)RGU: a contract for residential broadband, TV, telephony or contract mobile services. A triple-play customer is one household taking broadband, TV and telephony, which equals three RGUs.

(4)On-net: where services are provided by the Company’s fiber optic cable network, as opposed to non-cable areas, referred to as off-net.

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“We finished 2008 with another quarter of sound operational and financial performance.  We have achieved further growth in ARPU and improvement in churn, whilst generating strong Free Cash Flow for the year.

During the quarter, we built upon the foundations we put in place to deliver a differentiated and highly competitive consumer proposition in 2009.  Record numbers of customers are now using Virgin Media’s services, despite the current economic environment.  We are successfully giving people more reasons to choose us and they are buying more products from us than ever before, with 56% of our customers now buying three services or more.

Since its launch in December the consumer response to our next generation 50Mb broadband service has been encouraging and helped reinforce our position as the UK’s leading residential broadband provider.  We have also extended our lead in the video-on-demand and catch-up TV markets, which we believe to be valuable services in retaining customers and attracting prospects to Virgin Media.  Over the course of 2008 we received more than half a billion views as on-demand TV came of age.

A £300m repayment of our debt in the quarter, along with the amendment of our senior credit facility in November 2008, and our operational improvements mean Virgin Media today is a strong business with a stable foundation.  In 2009, we intend to continue working to build stockholder value by maintaining a relentless focus on operational efficiency and delivering a range of superior services.”

Contacts

Investor Relations:

Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150
Lulu Bridges:	+44 (0) 20 7920 3150

Conference call details

There will be a webcast and conference call for analysts and investors today at 8am ET / 1pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or +44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, March 4, 2009.  The dial-in replay number for the US is: +1 866 583 1035 and the international dial-in replay number is: +44 (0) 20 8196 1998, passcode: 499513#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Please refer to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” on page 12 for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS (unaudited)	Q4 2008	Q3 2008	Q4 2007
	£m	£m	£m
Revenue
Cable
Consumer	617.5	610.3	621.9
Business	155.1	153.4	163.0
	772.6	763.7	784.9
Mobile	141.1	145.5	151.6
Content	118.8	81.9	114.1
Total Revenue	1,032.5	991.1	1,050.6

OCF	320.3	325.0	321.0

FCF	61.4	103.1	63.0

Operating (loss) income	(50.2)	48.6	(17.8)

Net cash provided by operating activities	167.2	209.6	273.1

GROUP RESIDENTIAL OPERATIONS STATISTICS (‘000s)	Q4 2008	Q3 2008	Q4 2007

Group RGUs

Television	3,621.0	3,576.5	3,478.1
Digital TV	3,469.0	3,407.9	3,253.5

Broadband
On-net	3,682.8	3,625.7	3,413.9
Off-net	252.0	260.1	287.3
	3,934.8	3,885.8	3,701.2

Telephone
On-net	4,099.2	4,078.6	4,031.4
Off-net	105.5	104.9	103.9
	4,204.7	4,183.5	4,135.3

Mobile
Contract	649.4	578.6	376.3

Total RGUs	12,409.9	12,224.4	11,690.9

Net RGU adds

Television	44.5	37.8	61.1
Digital TV	61.1	54.4	86.5

Broadband
On-net	57.1	68.7	106.2
Off-net	(8.1)	(12.6)	5.0
	49.0	56.1	111.2
Telephone
On-net	20.6	15.4	38.9
Off-net	0.6	(2.4)	13.4
	21.2	13.0	52.3

Mobile (1)
Contract	70.8	78.3	47.5

Net RGU adds (2)	185.5	185.2	272.1

Data cleanse - Residential Cable Operations (2)	—	(6.8)	—
Data cleanse - Mobile Operations (3)	—	8.7	—

Total increase in RGUs in period	185.5	187.1	272.1

Notes

(1) The operating statistics relating to Prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release.

(2) Data cleanse activity in our Residential Cable Operations with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. The Net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(3) Data cleanse activity in our Mobile Operations with respect to Q3-08 resulted in an increase in reported Contract mobile customer numbers.

OVERVIEW

Today’s fourth quarter results show encouraging progress, operationally and financially, against our key strategic priorities. In the fourth quarter, our business demonstrated good resilience to the wider economic conditions, with lower churn, higher ARPU and strong Free Cash Flow. An attractive portfolio of products, competitive pricing and an improving customer experience have all helped drive further operational progress.

We successfully grew our on-net customer base and all our on-net product lines during the period. Customer retention continued to improve with average monthly churn falling to 1.2%, compared to 1.4% in the same quarter last year. Further RGU growth, underpinned by successful cross-sell and up-sell, has taken triple-play penetration to a record 55.9%. Despite the economic background, consumer revenue improved and Cable ARPU increased to £42.30.

In broadband, we continued to exploit the inherent capabilities of our next generation fiber optic network and decisively distinguish Virgin Media’s services from those of our DSL competitors. This helped us achieve 57,100 on-net broadband net additions in the quarter and, just as importantly, a significant improvement in our tier mix. The completion of our 4Mb to 10Mb speed upgrade program and the growth in our 10Mb and 20Mb broadband tiers reflects a growing consumer appetite for higher broadband speeds. We are continuing to pro-actively redefine the broadband market with the launch of our ultra fast 50Mb product in December 2008 and the recently announced upgrade of our 2Mb customers to 10Mb from May 2009.

We also continued to build our TV proposition with further enhancements to our market-leading video-on -demand (“VOD”) service, the only TV platform to deliver the BBC’s iPlayer service. These developments, together with further additions to our library of popular TV shows, movies and music videos, drove a significant increase in VOD views. VOD views in December reached a record high of 56 million, taking total views in 2008 to 516 million. During the first quarter of 2009 we have continued to develop our VOD offering with the addition of 40 hours of catch-up TV per week and 500 hours of new content from ITV. Further significant enhancements to both our library and our customer interface are planned for later in the year.

We successfully expanded our contract mobile base during the quarter, principally through targeted cross-sell to our cable customers. We also launched a mobile broadband product which complements our fixed broadband offering and, by introducing a market leading fixed data rate, will meet increasing consumer demand for mobile data consumption. During 2009 we continue to proactively exploit our mobile capability and integrate mobile’s “third screen” in the home into a comprehensive digital proposition.

In November we also announced important steps to re-engineer our business and create a fully-integrated, customer-focused organization. While implementation of this program is in its early stages, we remain on track to deliver the targeted £120m annual SG&A and operating cost savings by the end of 2012.

While the broader economic environment in the UK remains challenging, we have been able to grow our customer base and build a robust platform for growth.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2008

TOTAL REVENUE

Total revenue in the fourth quarter was £1,032.5m (Q3-08: £991.1m; Q4-07: £1,050.6m). The sequential increase was due to increased Content and Cable revenue, partially offset by reduced Mobile revenue. The year-on-year decrease was mainly due to reduced Business, off-net and Mobile revenue, partially offset by growth in Content revenue.

CABLE SEGMENT REVENUE

Consumer

Consumer revenue in the fourth quarter was £617.5m (Q3-08: £610.3m; Q4-07: £621.9m). Revenue grew sequentially mainly due to an increase in Cable ARPU. Cable ARPU increased to £42.30 (Q3-08: £41.94; Q4-07: £42.24) due to selective price rises and successful up-sell and cross-sell, partly offset by declining fixed telephony usage. On-net consumer revenue of £602.9m (Q3-08: £595.3m; Q4-07: £604.7m) increased sequentially for the second quarter in a row.

On-net Cable RGU net additions were 122,200 in the quarter (Q3-08: 121,900; Q4-07: 206,200). Movements in individual product RGU net additions are explained below.

Average monthly churn was 1.2% (Q3-08: 1.5%; Q4-07: 1.4%). Gross on-net customer disconnections of 177,800 in the quarter were down 14% sequentially and down 11% from the same quarter last year.

Gross on-net customer additions in the fourth quarter were 192,600, down 10% on the previous quarter and down by 14% on the same quarter last year. We believe the year-on-year decline partly reflects the focus on better quality gross additions and our priority of reducing churn, along with the impact of a softer macroeconomic environment.  The rate of year-on-year decline was similar to the third quarter. The on-net customer base was 4.76m at the quarter-end, with net additions of 14,800 in the quarter.

Successful bundling and cross-sell was reflected in continued growth in triple-play penetration, which reached a record 55.9% at the quarter-end compared to 49.5% a year ago. Cable RGUs per customer also grew to 2.40 from 2.29 a year ago.

Broadband (On-net)

Broadband net additions were 57,100 (Q3-08: 68,700; Q4-07: 106,200). Net additions were down both sequentially and year-on-year due to lower gross additions, partially offset by lower churn. We believe gross additions were down partly due to slower growth in the overall broadband market and our shift in focus towards growth in higher ARPU tiers.

This increased focus on up-sell has improved the tier mix and the number of subscribers on our top 20Mb tier has increased by 66% to 385,200 in the last twelve months while the number of 10Mb subscribers has grown by 37% year-on-year to 788,900. In the fourth quarter, 54% of our broadband gross additions took 10Mb or higher compared to just 17% a year earlier. The percentage of our broadband customers in the 10Mb and 20Mb tiers is now 21% and 11%, respectively. From May 2009, we plan to begin upgrading our 2.5m existing 2Mb customers to our 10Mb service.

On December 15, 2008, we announced the launch of our 50Mb tier, which we expect to be available to our entire broadband-capable network during the third quarter of 2009.

Broadband remains our premier product where we believe our superior network differentiates us from our DSL competitors. We are fully focused on maximizing the potential of our cable network to improve the consumer experience with actual customer speeds well ahead of our DSL competitors.

Television

Total TV net additions were 44,500 in the quarter (Q3-08: 37,800; Q4-07: 61,100).

Customers are increasingly using our VOD services. On a monthly basis, 1.8m of our digital TV customers are now using VOD, representing a reach of 51.8%. Average views per user per month in the quarter were 29.7 compared to 22.0 a year ago. Average monthly views were 52.9m in the quarter, up 19% on the previous quarter and up 60% on the same quarter last year.

During the quarter, we added 52,800 V+ DVR subscribers to reach an installed base of 521,500. This represents a penetration level of just 15% of our digital subscribers and so the growth opportunity remains strong. In addition, based on our experience, VOD subscribers and V+ DVR users are less likely to churn.

Telephony (On-net)

Telephony net additions were 20,600 (Q3-08: 15,400; Q4-07: 38,900). Continued growth is driven by our successful bundling of telephony with our broadband and TV products at the point of sale, along with continued cross-selling and reduced churn.

Off-net

Consumer off-net revenue, which is included in total consumer revenue, was £14.6m (Q3-08: £14.9m; Q4-07: £17.1m). At the quarter-end, we had 252,000 off-net broadband subscribers, with a decrease of 8,100 in the quarter, mainly due to churn as a result of the highly competitive broadband market. The number of off-net telephony subscribers increased by 600 net additions during the quarter and we now have a base of 105,500 telephony subscribers.

We have recently re-branded our off-net business as Virgin Media National.

Business

Business revenue was £155.1m (Q3-08: £153.4m; Q4-07: £163.0m) with the sequential revenue increase due mainly to higher wholesale revenue and retail data revenue, partially offset by lower retail voice revenue and retail other revenue. The year-on-year decline was due mainly to lower retail voice and retail other revenue, partially offset by higher retail data revenue and wholesale revenue.

Consistent with our strategy to replace declining voice revenue with data revenue, we continue to experience a shift in the mix of retail revenue from voice to data. Retail data revenue was £49.8m (Q3-08: £49.3m; Q4-07: £43.4m). Retail voice revenue was £45.4m (Q3-08: £47.5m; Q4-07: £51.3m).

Retail other revenue in the quarter was £11.9m (Q3-08: £13.6m; Q4-07: £21.4m). The majority of this revenue is from infrastructure projects which are non-recurring in nature. Our largest infrastructure project had previously been the provision of telecoms network equipment for the new Terminal 5 at Heathrow airport, which contributed £1.1m of revenue in the fourth quarter compared to £3.8m in the previous quarter and £9.0m in the same quarter last year as the contract is coming to an end. However, this contract operates at a very low margin and, consequently, it does not have a significant impact on Cable OCF.

Wholesale revenue in the quarter was £48.0m (Q3-08: £43.0m; Q4-07: £46.9m). Revenue was up sequentially mainly due an additional £2.5m of stronger than usual customer equipment sales and strong data growth. Wholesale revenue is expected to decline sequentially in the first quarter of 2009 due to lower customer equipment sales.

Cable OCF

Cable OCF in the quarter was £297.1m (Q3-08: £301.7m; Q4-07: £309.5m). Cable OCF was down slightly from the previous quarter mainly due to a £29.6m increase in operating costs, partially offset by £8.9m higher revenue and £16.4m lower SG&A. Cable operating costs were up mainly due to higher programming costs relating to our new BSkyB basic carriage agreement and higher premium channel pricing, and higher facilities costs due mainly to an increase in energy costs. SG&A was down mainly due to seasonally lower marketing costs and lower employee costs.

Cable OCF was down year-on-year mainly due to £18.9m higher operating costs and £12.3m lower revenue, partially offset by £19.5m lower SG&A. Operating costs were up mainly due to higher BSkyB programming costs and increased facilities costs. SG&A was down due to cost control, including lower bad debt expense and lower employee costs.

Cable OCF as a percentage of Cable revenue (Cable OCF margin) was 38.5% (Q3-08: 39.5%; Q4-07: 39.4%).

MOBILE SEGMENT

Mobile Revenue

Mobile revenue in the quarter was £141.1m (Q3-08: £145.5m; Q4-07: £151.6m), comprising £134.6m service revenue (Q3-08: £139.9m; Q4-07: £142.0m) and £6.5m equipment revenue (Q3-08: £5.6m; Q4-07: £9.6m).

Both the sequential and year-on-year service revenue decline were mainly due to a reduction in prepay subscribers being partially offset by growth in the number of higher value contract subscribers. Year-on-year equipment revenue decline was due to fewer handset sales.

Contract net additions in the quarter were 70,800 (Q3-08: 78,300; Q4-07: 47,500) as we continued to successfully execute our strategy of using our own sales channels and cross-selling mobile contracts to our Virgin Media cable customers. At the quarter-end, we had 649,400 contract customers representing 16% of our total mobile customers, and growth of 73% in the last twelve months.

Prepay net disconnections in the quarter were 224,000 (Q3-08: 117,300 net disconnects; Q4-07: 13,000 net additions) reflecting a highly competitive market and our decision not to focus on the lower value end of the prepay market because this segment tends to have higher churn, low prices and lower overall profitability. Consequently, we expect our prepay subscriber base to continue to decline during 2009.

Overall Mobile ARPU for the quarter was £10.75 (Q3-08: £10.93; Q4-07: £10.69), up slightly year-on-year mainly due to an improved mix of higher value contract customers.  ARPU is down sequentially due to seasonally lower roaming revenue and lower prepay usage.

Mobile OCF

Mobile OCF was £24.9m in the quarter (Q3-08: £28.1m; Q4-07: £17.8m). Mobile OCF was down compared to the previous quarter mainly reflecting the decline in revenue.

Mobile OCF was up compared to the same quarter last year mainly due to reduced operating costs and SG&A, partially offset by reduced revenue. Operating costs were down due to lower sales volumes and lower commission costs due to a shift towards our own sales channels.

Mobile OCF as a percentage of Mobile revenue (Mobile OCF margin) was 17.6% (Q3-08: 19.3%; Q4-07: 11.7%).

CONTENT SEGMENT

Content Revenue

The Content segment consists of VMtv and Sit-up.

Total Content segment revenue, after inter segment elimination, was £118.8m (Q3-08: £81.9m; Q4-07: £114.1m), comprising £34.2m (Q3-08: £30.9m; Q4-07: £27.3m) from VMtv and £84.6m (Q3-08: £51.0m; Q4-07: £86.8m) from Sit-up. VMtv sells channels to and receives subscriptions from the Virgin Media Cable segment. As a result, for consolidation purposes, £6.5m of inter segment revenue has been eliminated in the quarter.

VMtv revenue was up compared to the same quarter last year due to increased advertising revenue and increased subscription revenue. Subscription revenue increased both sequentially and year-on-year due to a new carriage agreement with BSkyB for continued and extended carriage of our VMtv channels on its satellite platform, effective from November 13, 2008 at higher rates than under the previous contract.

Advertising revenue was up 10% year-on-year and outperformed the overall TV advertising market which declined during the year. Advertising revenue was down sequentially as a result of the non-recurrence of £4.3m of revenue recognized in the third quarter, due to the successful resolution of a dispute as described in our third quarter earnings release.

As expected, Sit-up revenue was seasonally higher than the third quarter due to higher sales volumes in the Christmas Holiday season. However, year-on-year revenue and profitability was lower due to the impact of a downturn in retail consumer spending.

On January 6, 2009, Sit-up ceased broadcasting on one of its two Freeview channels following its unsuccessful bid in the auction process for the renewal of its license.

As a result of the loss of Sit-up’s second Freeview channel and the deterioration in the outlook for Sit-up’s business, management is reviewing the implications of these developments on Sit-up’s business model and considering how best to address them. An impairment charge of £54.8m this quarter has been made for goodwill and other intangible assets relating to Sit-up.

Content OCF

Content segment OCF in the quarter, before inter segment elimination, was a loss of £1.7m (Q3-08: £4.8m loss; Q4-07: £6.3m loss). Content OCF improved sequentially mainly due to seasonally higher Sit-up performance, partially offset by seasonally higher VMtv programming costs.

Content OCF improved year-on-year due mainly due to increased VMtv revenue.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming, which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £4.3m in the quarter (Q3-08: £3.2m; Q4-07: £0.3m). UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating loss or OCF.

UKTV is funded by loans from Virgin Media, which were £138m at December 31, 2008. These loans effectively act as a revolving facility for UKTV. Virgin Media loaned a net £1.9m to UKTV during the fourth quarter and received net repayments of £8.6m for the full year. Virgin Media received cash payments from UKTV in the quarter totaling £22.9m and in the year-to-date totaling £38.1m, which consisted of dividends, interest payments and payments for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at December 31, 2008 at £354m, which includes the outstanding loans of £138m.

OPERATING COSTS (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION)

Operating costs (exclusive of depreciation and amortization) were £497.3m in the quarter (Q3-08: £436.6m; Q4-07: £491.6m).

Operating costs were up sequentially due mainly to higher Cable operating costs (as described above) and seasonally higher Content programming and Sit-up costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

SG&A was £214.9m in the quarter (Q3-08: £229.5m; Q4-07: £238.0m). SG&A costs were down mainly due to lower Cable SG&A (as described above).

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was £320.3m in the quarter (Q3-08: £325.0m; Q4-07: £321.0m). The sequential decrease was due to the decrease in both Cable OCF and Mobile OCF being partially offset by improved Content OCF. The year-on-year decrease was mainly due to reduced Cable OCF partially offset by improved Mobile OCF and Content OCF.

OCF in the first quarter of 2009 is expected to be negatively affected, as compared to the fourth quarter of 2008, by increased marketing and facilities costs, implementation costs relating to our cost savings program and a weaker performance from our Sit-up business. As a result, we expect first quarter OCF to be approximately £5m to £15m lower than in the fourth quarter.

OCF as a percentage of revenue (OCF margin) was 31.0% (Q3-08: 32.8%; Q4-07: 30.6%).

OCF is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Cost saving program

In November we announced important steps to re-engineer our business and create a fully-integrated, customer-focused organization, driving further improvements in operational performance and eliminating inefficiencies. While implementation of this program is in its early stages, we remain on track to deliver the targeted £120m annual savings in SG&A and operating costs by the end of 2012.

During the fourth quarter, we incurred £16.0m in restructuring and other charges in relation to this program. In 2009, we expect to incur between £35m and £40m in SG&A and operating costs and between £35m and £40m of restructuring and other charges relating to this cost saving program.

OPERATING LOSS / INCOME

Operating loss was £50.2m (Q3-08: £48.6m income; Q4-07: £17.8m loss) with the sequential decrease reflecting the goodwill and intangible asset impairments charge relating to our Sit-up business, increased depreciation and £19.8m of restructuring and other charges. The year-on-year decrease was mainly due to the Sit-up goodwill and intangible asset impairments.

Restructuring and other charges of £19.8m were incurred during the quarter (Q3-08: £nil; Q4-07: £22.9m).

Depreciation was £229.1m (Q3-08: £214.3m; Q4-07: £235.5m) with the sequential increase due mainly to depreciation in respect of new fixed assets.

Amortization expense was £66.8m (Q3-08: £66.1m; Q4-07: £80.4m) with the year-on-year decline due to the cessation of amortization of certain intangible assets that became fully amortized during the year, partially offset by an increased expense related to the reduction in the remaining useful economic life of certain intangible assets effective January 1, 2008.

NET LOSS

Net loss was £241.4m (Q3-08: £120.8m; Q4-07: £163.2m). The sequential decrease was due mainly to the non-cash goodwill and other intangible asset impairments charge of £54.8m relating to the impairment review of our Sit-up business, and foreign currency losses, partially offset by gains on derivative instruments.

The year-on-year increase in net loss was mainly due to the Sit-up goodwill and other intangible asset impairments charge, and foreign currency losses, partially offset by gains on derivative instruments.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £161.2m for the quarter (Q3-08: £146.6m; Q4-07: £140.3m).

Fixed asset additions (accrual basis) were up mainly due to increased scaleable infrastructure costs relating to broadband speed upgrades.

The total purchase of fixed assets and intangible assets was £139.1m in the fourth quarter (Q3-08: £107.3m; Q4-07: £112.2m).

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow was £61.4m (Q3-08: £103.1m; Q4-07: £63.0m) with the sequential decrease due mainly to an increase in total purchase of fixed assets and intangible assets.

Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of December 31, 2008, long term debt (net of £41m current portion) was £6,267m. This consisted of £4,189m outstanding under our Senior Credit Facility, £1,256m of Senior Notes, £684m of Convertible Senior Notes and £138m of capital leases and other indebtedness. Cash and cash equivalents were £182m.

Long term debt (net of £41m current portion) increased by £107m during the quarter mainly due to unfavorable foreign currency movements of £410m, partially offset by a prepayment of the Senior Credit Facility of £300m made in December 2008.

Foreign currency

During the fourth quarter, movements in underlying dollar and euro currency rates have caused the outstanding principal of our $425m dollar denominated and our €225m euro denominated Senior Notes due 2014, and our $550m dollar denominated Senior Notes due 2016 to increase by £156m in total. Currency movements have also caused the outstanding principal of our $532m dollar denominated tranches and €424m euro denominated tranches of our Senior Credit Facility to increase by £132m in total.

The principal of our dollar and euro Senior Notes due 2014 are hedged under foreign currency derivatives until October 2011. The Senior Notes due 2016 and the foreign currency tranches of our Senior Credit Facility are hedged under foreign currency derivatives until maturity. Consequently, during the fourth quarter, there have been offsetting movements in the fair value of these derivatives. As a result, at December 31, 2008, the fair value of our derivative financial instruments was £604m in assets and £127m in liabilities. As at December 31, 2007, the fair value of our derivative financial instruments was £64m in assets and £122m in liabilities.

During the fourth quarter, movements in the underlying dollar currency rates have also caused the outstanding principal of our $1bn dollar denominated Convertible Senior Notes due 2016 to increase by £122m. The principal of the Convertible Senior Notes was not hedged for currency movements as it may be settled in either cash or shares in 2016, depending on our stock price and other factors.

Interest payments for all foreign currency Senior Notes, Senior Credit Facility tranches and the Convertible Senior Notes have been hedged through foreign currency derivatives.

Certain of the derivatives described above do not qualify for hedge accounting treatment under U.S. GAAP.

Interest

Cash interest paid (exclusive of amounts capitalized) was £166.1m in the quarter and £515.8m for the year.

Interest expense in the fourth quarter was £125.6m (Q3-08: £122.7m; Q4-07: £139.7m). Interest expense was lower than the same quarter last year due mainly to savings following prepayments of £804m of certain loan obligations, and a lower interest rate on the A tranches under the Senior Credit Facility, due to a lower leverage ratchet, partially offset by the interest charge on the Convertible Senior Notes issued in April 2008.

Interest expense was higher sequentially mainly due the higher interest rates on the new B tranches under the Senior Credit Facility and the write-off of deferred financing costs as a result of amending the Senior Credit Facility.

Bank Amendment

On November 10, 2008, Virgin Media successfully amended its Senior Credit Facility to, among other things, (i) subject to the repayment condition described below, defer the remaining principal payments due to consenting lenders under the A tranches to June 2012, and (ii) suspend the right of consenting lenders under the B tranches to receive a pro rata share of prepayments until the outstanding amounts owed to all A lenders and non-consenting B lenders are repaid in full.

On December 23, 2008, Virgin Media repaid £300m under the Senior Credit Facility of its senior credit facilities using cash on hand, leaving £187m of the repayment condition outstanding as at the year-end.

The changes to the repayment schedule under the new A tranches will only become effective after Virgin Media has made the remaining £187m payment under the A tranches and those B tranches that still have the pro rata right to prepayment.  The Company has until August 2009 (assuming the exercise of a three-month extension option at a cost of £1.5m) to satisfy this repayment condition.

As a result of these amendments, and assuming (i) satisfaction of the repayment condition and (ii) transfers into the new tranches at the minimum levels notified by the Agent (70% of the A tranches and 82% of the B tranches), Virgin Media’s revised amortization schedule under its Senior Credit Facility would be as follows: March 2010 - £33m, September 2010 - £172m, March 2011 - £288m, June 2012 - £1,167m, September 2012 - £2,042m, March 2013 - £300m.  The lenders under the new A tranches will receive a margin increase of 1.375%, with effect from the satisfaction of the repayment condition, and the lenders under the new B tranches have received a margin increase of 1.5%, effective November 10, 2008.  Additionally, in November 2008, Virgin Media paid £49m in fees to its lenders and advisors in connection with the amendments. A remaining £11.5m in fees is payable to the consenting A lenders upon full satisfaction of the repayment condition.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (4) the ability to implement our restructuring plan successfully and realize the anticipated benefits; (5) the general deterioration in economic conditions; (6) the continued right to use the Virgin name and logo; (7) possible losses in revenues due to systems failures; (8) the ability to provide attractive programming at a reasonable cost; (9) the ability to control unauthorized access to our network; (10) the effect of technological changes on our businesses; (11) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (12) currency and interest rate fluctuations; (13) the ability to fund debt service obligations through operating cash flow and refinance our debt obligations; (14) the ability to obtain additional financing in the future; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future cash flow will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 29, 2008, as amended, our Forms 10-Q filed with the SEC on May 8, 2008, August 7, 2008 and November 10, 2008 and our Form 10-K to be filed with the SEC on or about February 27, 2009. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) Free Cash Flow (FCF) and (iii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities and purchase of fixed and intangible assets, respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)          Financial Statements

• Condensed Consolidated Statements of Operations

• Condensed Consolidated Balance Sheets

• Condensed Consolidated Statements of Cash Flows

• Quarterly Condensed Consolidated Statements of Operations

• Additional Quarterly Condensed Cash Flow Information

B)            Group Residential Operations Statistics

C)            Segmental Analysis

D)           Free Cash Flow (FCF)

E)             Fixed Asset Additions (Accrual Basis)

F)             Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)     FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)

Revenue	£1,032.5	£1,050.6	£4,015.9	£4,073.7

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	497.3	491.6	1,829.2	1,830.0
Selling, general and administrative expenses	214.9	238.0	884.3	960.2
Restructuring and other charges	19.8	22.9	22.7	28.7
Depreciation	229.1	235.5	905.1	924.9
Amortization	66.8	80.4	296.9	313.3
Goodwill and intangible asset impairments	54.8	—	417.0	—
Total costs and expenses	1,082.7	1,068.4	4,355.2	4,057.1
Operating (loss) income	(50.2)	(17.8)	(339.3)	16.6

Other income (expense)
Interest income and other, net	5.8	(6.1)	27.8	19.5
Interest expense	(125.6)	(139.7)	(493.3)	(514.2)
Loss on extinguishment of debt	(4.0)	(2.1)	(9.6)	(3.2)
Share of income from equity investments	3.3	(0.8)	14.4	17.7
Gains (losses) on derivative instruments	204.6	(1.8)	283.7	(2.5)
Foreign currency (losses) gains	(273.9)	(2.7)	(403.6)	5.1
Loss from continuing operations before income taxes and minority interest	(240.0)	(171.0)	(919.9)	(461.0)
Income tax (expense) benefit	(1.1)	7.8	6.8	(2.5)
Minority interest	(0.3)	—	(0.7)	—
Net loss	£(241.4)	£(163.2)	£(913.8)	£(463.5)

Basic and diluted net loss per share	£(0.74)	£(0.50)	£(2.79)	£(1.42)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.16	$0.13

Average number of shares outstanding	328.1	327.4	328.0	325.9

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except par value)

	December 31,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	£181.6	£321.4
Restricted cash	6.1	6.1
Accounts receivable - trade, less allowances for doubtful accounts of £16.5 (2008) and £19.5 (2007)	456.8	455.6
Inventory for resale	19.9	20.0
Programming inventory	68.4	55.4
Derivative financial instruments	168.4	4.1
Prepaid expenses and other current assets	113.1	90.7
Total current assets	1,014.3	953.3

Fixed assets, net	5,347.8	5,655.6
Goodwill and other indefinite-lived assets	2,082.3	2,488.2
Intangible assets, net	510.3	816.7
Equity investments	353.5	368.7
Derivative financial instruments	435.7	60.1
Other assets, net of accumulated amortization of £79.1 (2008) and £45.0 (2007)	153.9	123.5
Total assets	£9,897.8	£10,466.1

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£397.0	£372.9
Accrued expenses and other current liabilities	424.0	406.2
Derivative financial instruments	84.4	—
VAT and employee taxes payable	63.5	86.1
Restructuring liabilities	71.0	89.6
Interest payable	131.6	172.5
Deferred revenue	268.1	250.3
Current portion of long term debt	40.5	29.1
Total current liabilities	1,480.1	1,406.7

Long term debt, net of current portion	6,267.7	5,929.4
Derivative financial instruments	42.6	122.3
Deferred revenue and other long term liabilities	149.4	116.2
Defered income taxes	79.2	81.0
Total liabilities	8,019.0	7,655.6
Commitments and contingent liabilities
Minority interest	0.7	—
Shareholders’ equity
Common stock - $.01 par value; authorized 1,000.0 (2008 and 2007) shares; issued 329.0 (2008) and 328.9 (2007) and outstanding 328.1 (2008) and 327.5 (2007) shares	1.8	1.8
Additional paid-in capital	4,353.1	4,335.9
Accumulated other comprehensive income	142.1	148.6
Accumulated deficit	(2,618.9)	(1,675.8)
Total shareholders’ equity	1,878.1	2,810.5
Total liabilities and shareholders’ equity	£9,897.8	£10,466.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year ended
	December 31,
	2008	2007

Operating activities
Net loss	£(913.8)	£(463.5)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,202.0	1,238.2
Goodwill and intangible asset impairments	417.0	—
Non-cash interest	(52.7)	2.7
Non-cash compensation	16.8	17.5
Loss (income) from equity accounted investments, net of dividends received	10.7	(10.8)
Income taxes	(2.3)	14.3
Amortization of original issue discount and deferred financing costs	24.4	23.1
Unrealized foreign currency losses (gains)	371.6	(2.7)
Loss on extinguishment of debt	9.6	3.2
Unrealized (gains) losses on derivative instruments	(278.1)	2.5
Other	0.6	10.7

Changes in operating assets and liabilities	(50.2)	(119.2)

Net cash provided by operating activities	755.6	716.0

Investing activities
Purchase of fixed and intangible assets	(479.7)	(536.2)
Principal repayments on loans to equity investments	8.6	16.4
Acquisitions, net of cash acquired	—	(1.0)
Other	0.6	11.0
Net cash used in investing activites	(470.5)	(509.8)

Financing activities
New borrowings, net of financing fees	447.7	874.5
Proceeds from employee stock option exercises	0.6	15.0
Principal payments on long term debt and capital leases	(846.3)	(1,170.8)
Dividends paid	(29.3)	(21.2)
Net cash used in financing activities	(427.3)	(302.5)

Effect of exchange rate changes on cash and cash equivalents	2.4	(0.8)

Decrease in cash and cash equivalents	(139.8)	(97.1)
Cash and cash equivalents at beginning of year	321.4	418.5
Cash and cash equivalents at end of year	£181.6	£321.4

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	£515.8	£486.9
Income taxes paid	0.1	0.6

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007

Revenue	£1,032.5	£991.1	£990.5	£1,001.8	£1,050.6

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	497.3	436.6	434.9	460.4	491.6
Selling, general and administrative expenses	214.9	229.5	222.7	217.2	238.0
Restructuring and other charges (income)	19.8	—	(1.7)	4.6	22.9
Depreciation	229.1	214.3	230.2	231.5	235.5
Amortization	66.8	66.1	71.3	92.7	80.4
Goodwill and intangible asset impairments	54.8	(4.0)	366.2	—	—
Total costs and expenses	1,082.7	942.5	1,323.6	1,006.4	1,068.4
Operating (loss) income	(50.2)	48.6	(333.1)	(4.6)	(17.8)

Other income (expense)
Interest income and other, net	5.8	8.1	7.6	6.3	(6.1)
Interest expense	(125.6)	(122.7)	(121.6)	(123.4)	(139.7)
Loss on extinguishment of debt	(4.0)	—	(5.6)	—	(2.1)
Share of income (loss) from equity investments	3.3	2.1	3.9	5.1	(0.8)
Gains (losses) on derivative instruments	204.6	48.0	(2.3)	33.4	(1.8)
Foreign currency (losses) gains	(273.9)	(104.7)	3.4	(28.4)	(2.7)
Loss before income taxes and minority interest	(240.0)	(120.6)	(447.7)	(111.6)	(171.0)
Income tax (expense) benefit	(1.1)	—	0.6	7.3	7.8
Minority interest	(0.3)	(0.2)	(0.1)	(0.1)	—
Net loss	£(241.4)	£(120.8)	£(447.2)	£(104.4)	£(163.2)

Basic and diluted net loss per share	£(0.74)	£(0.37)	£(1.36)	£(0.32)	£(0.50)

Average number of shares outstanding	328.1	328.1	328.1	327.8	327.4

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007

Operating activities
Net loss	£(241.4)	£(120.8)	£(447.2)	£(104.4)	£(163.2)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	295.9	280.4	301.5	324.2	315.9
Goodwill and intangible asset impairments	54.8	(4.0)	366.2	—	—
Non-cash interest	(51.0)	28.1	(6.9)	(22.9)	32.5
Non-cash compensation	4.3	5.3	5.1	2.1	3.4
Loss (income) from equity accounted investments, net of dividends received	14.4	1.3	(0.6)	(4.4)	1.7
Income taxes	2.0	1.8	0.2	(6.3)	1.6
Amortization of original issue discount and deferred financing costs	8.1	5.4	5.4	5.5	5.8
Unrealized foreign currency losses (gains)	253.9	96.0	(5.2)	26.9	(2.3)
Loss on extinguishment of debt	4.0	—	5.6	—	2.1
(Gains) losses on derivative instruments	(201.2)	(52.8)	9.3	(33.4)	1.8
Other	0.7	0.4	(0.6)	0.1	13.5

Changes in operating assets and liabilities	22.7	(31.5)	40.7	(82.1)	60.3

Net cash provided by operating activities	167.2	209.6	273.5	105.3	273.1

Investing activities
Purchase of fixed and intangible assets	(139.1)	(107.3)	(108.3)	(125.0)	(112.2)
Principal (drawdowns) repayments on loans to equity investments	(2.1)	10.1	5.5	(4.9)	1.9
Other	(0.4)	(0.6)	1.3	0.3	4.6
Net cash used in investing activities	(141.6)	(97.8)	(101.5)	(129.6)	(105.7)

Financing activities
New borrowings, net of financing fees	(45.7)	(0.6)	494.0	—	—
Proceeds from employee stock option exercises	—	—	—	0.6	3.6
Principal payments on long term debt and capital leases	(313.1)	(9.5)	(514.9)	(8.8)	(209.2)
Dividends paid	(8.9)	(7.1)	(6.7)	(6.6)	(6.4)
Net cash used in financing activities	(367.7)	(17.2)	(27.6)	(14.8)	(212.0)

Effect of exchange rate changes on cash and cash equivalents	2.3	—	0.1	—	2.0

(Decrease) increase in cash and cash equivalents	(339.8)	94.6	144.5	(39.1)	(42.6)
Cash and cash equivalents, at beginning of period	521.4	426.8	282.3	321.4	364.0
Cash and cash equivalents, at end of period	£181.6	£521.4	£426.8	£282.3	£321.4

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£166.1	£86.2	£121.4	£142.1	£106.1

B)  GROUP RESIDENTIAL OPERATIONS STATISTICS

      (data in 000’s)

	Q4-08	Q3-08	Q2-08	Q1-08	Q4-07
Group RGUs (1)
Opening RGUs	12,224.4	12,037.3	11,895.2	11,690.9	11,418.8
Net RGU adds	185.5	185.2	136.8	204.3	272.1
Data Cleanse (2)	—	(6.8)	5.3	—	—
Data Cleanse (3)	—	8.7	—	—	—
Closing Group RGUs (1)	12,409.9	12,224.4	12,037.3	11,895.2	11,690.9

Group RGUs (1)
Telephone
On-net	4,099.2	4,078.6	4,063.5	4,060.4	4,031.4
Off-net	105.5	104.9	107.3	102.4	103.9
	4,204.7	4,183.5	4,170.8	4,162.8	4,135.3

Television	3,621.0	3,576.5	3,538.8	3,514.9	3,478.1
Digital TV	3,469.0	3,407.9	3,353.5	3,311.4	3,253.5

Broadband
On-net	3,682.8	3,625.7	3,563.4	3,502.3	3,413.9
Off-net	252.0	260.1	272.7	279.5	287.3
	3,934.8	3,885.8	3,836.1	3,781.8	3,701.2
Mobile
Contract	649.4	578.6	491.6	435.7	376.3

Total RGUs (1)	12,409.9	12,224.4	12,037.3	11,895.2	11,690.9

Net RGU adds (1) & (2)
Telephone
On-net	20.6	15.4	3.4	29.0	38.9
Off-net	0.6	(2.4)	4.9	(1.5)	13.4
	21.2	13.0	8.3	27.5	52.3

Television	44.5	37.8	24.8	36.8	61.1
Digital TV	61.1	54.4	42.1	57.9	86.5

Broadband
On-net	57.1	68.7	54.6	88.4	106.2
Off-net	(8.1)	(12.6)	(6.8)	(7.8)	5.0
	49.0	56.1	47.8	80.6	111.2
Mobile (1)
Contract	70.8	78.3	55.9	59.4	47.5

Net RGU adds (1)	185.5	185.2	136.8	204.3	272.1

Data Cleanse - Residential Cable Operations (2)	—	(6.8)	5.3	—	—
Data Cleanse - Mobile Operations (3)	—	8.7	—	—	—

Total increase in RGUs in period	185.5	187.1	142.1	204.3	272.1

Notes

(1) The operating statistics relating to Prepay mobile are included within Mobile Operations Statistics, as described elsewhere in  this earnings release.

(2) Data cleanse activity in our Residential Cable Operations with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800 comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300 comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(3) Data cleanse activity in our Mobile Operations with respect to Q3-08 resulted in an increase in reported Contract mobile customer numbers.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q4-08	Q3-08	Q2-08	Q1-08	Q4-07
Customers
Opening Customers	4,740.4	4,741.2	4,779.6	4,774.7	4,750.3
Gross customer adds	192.6	214.6	167.9	181.4	225.1
Total Customer disconnections	(177.8)	(206.3)	(187.4)	(176.5)	(200.7)
Net customer adds	14.8	8.3	(19.5)	4.9	24.4
Data Cleanse (1)	—	(9.1)	(18.9)	—	—
Closing Customers	4,755.2	4,740.4	4,741.2	4,779.6	4,774.7

Monthly customer churn %	1.2%	1.5%	1.3%	1.2%	1.4%

Cable Revenue Generating Units (RGUs)
Opening Cable RGUs	11,280.8	11,165.7	11,077.6	10,923.4	10,717.2
Net Cable RGU adds	122.2	121.9	82.8	154.2	206.2
Data Cleanse (1)	—	(6.8)	5.3	—	—
Closing Cable RGUs	11,403.0	11,280.8	11,165.7	11,077.6	10,923.4

Net Cable RGU Adds (1)
Telephone	20.6	15.4	3.4	29.0	38.9
Television	44.5	37.8	24.8	36.8	61.1
DTV	61.1	54.4	42.1	57.9	86.5
Broadband	57.1	68.7	54.6	88.4	106.2
Total Net Cable RGU Adds	122.2	121.9	82.8	154.2	206.2

Cable RGUs (1)
Telephone	4,099.2	4,078.6	4,063.5	4,060.4	4,031.4
Television	3,621.0	3,576.5	3,538.8	3,514.9	3,478.1
DTV	3,469.0	3,407.9	3,353.5	3,311.4	3,253.5
Broadband	3,682.8	3,625.7	3,563.4	3,502.3	3,413.9
Total Cable RGUs	11,403.0	11,280.8	11,165.7	11,077.6	10,923.4

Cable RGU / Customer	2.40	2.38	2.36	2.32	2.29

Bundled Customers
Dual Cable RGUs	1,327.6	1,352.1	1,387.6	1,394.9	1,423.3
Triple Cable RGUs	2,660.1	2,594.2	2,515.3	2,451.6	2,362.6
Percentage of dual or triple Cable RGUs	83.9%	83.2%	82.3%	80.5%	79.3%
Percentage of triple Cable RGUs	55.9%	54.7%	53.1%	51.3%	49.5%

Cable ARPU (2)	£42.30	£41.94	£41.63	£41.91	£42.24
ARPU calculation:
On-net revenues (millions)	£602.9	£595.3	£594.8	£601.0	£604.7
Average customers	4,751.0	4,731.8	4,762.9	4,780.2	4,771.7

Homes Marketable On-net (3)
Telephone	12,265.6	12,282.7	12,306.6	12,309.0	12,313.8
Television - Total	12,553.1	12,561.9	12,575.4	12,578.1	12,586.8
Television - DTV	11,967.6	11,974.8	11,987.6	11,990.2	11,993.8
Broadband	12,043.3	12,050.3	12,067.9	12,054.7	12,058.2
Total homes	12,553.1	12,561.9	12,575.4	12,578.1	12,586.8

Penetration of Homes Marketable On-net
Telephone	33.4%	33.2%	33.0%	33.0%	32.7%
Television - Total	28.8%	28.5%	28.1%	27.9%	27.6%
Television - DTV	29.0%	28.5%	28.0%	27.6%	27.1%
Broadband	30.6%	30.1%	29.5%	29.1%	28.3%
Total Customer	37.9%	37.7%	37.7%	38.0%	37.9%

Notes

(1) Data cleanse activity with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net Cable RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(2) Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. For the purpose of calculating Cable ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

(3) Homes marketable on-net represents management’s estimate of homes passed by our cable network that are capable of taking our respective products.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q4-08	Q3-08	Q2-08	Q1-08	Q4-07
Off-net RGUs
Opening RGUs
Telephone	104.9	107.3	102.4	103.9	90.5
Broadband	260.1	272.7	279.5	287.3	282.3
	365.0	380.0	381.9	391.2	372.8

Net RGU adds
Telephone	0.6	(2.4)	4.9	(1.5)	13.4
Broadband	(8.1)	(12.6)	(6.8)	(7.8)	5.0
	(7.5)	(15.0)	(1.9)	(9.3)	18.4

Closing RGUs
Telephone	105.5	104.9	107.3	102.4	103.9
Broadband	252.0	260.1	272.7	279.5	287.3
	357.5	365.0	380.0	381.9	391.2

MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Q4-08	Q3-08	Q2-08	Q1-08	Q4-07
Contract Mobile Customers (1)
Opening Contract Mobile Customers	578.6	491.6	435.7	376.3	328.8

Net Contract Mobile Customer adds	70.8	78.3	55.9	59.4	47.5
Data cleanse (2)	—	8.7	—	—	—
	70.8	87.0	55.9	59.4	47.5

Closing Contract Mobile Customers (1)	649.4	578.6	491.6	435.7	376.3

Prepay Mobile Customers (1)
Opening Prepay Mobile Customers	3,686.9	3,797.4	3,987.5	4,115.1	4,102.1

Net Prepay Mobile Customer adds	(224.0)	(117.3)	(190.1)	(97.9)	13.0
Data cleanse (2)		6.8	—	(29.7)	—
	(224.0)	(110.5)	(190.1)	(127.6)	13.0

Closing Prepay Mobile Customers (1)	3,462.9	3,686.9	3,797.4	3,987.5	4,115.1

Total Closing Mobile Customers	4,112.3	4,265.5	4,289.0	4,423.2	4,491.4

Mobile monthly ARPU (3)	£10.75	£10.93	£10.65	£10.06	£10.69
ARPU calculation:
Service revenue (millions)	£134.6	£139.9	£139.3	£134.5	£142.0
Average customers	4,173.5	4,267.4	4,359.6	4,457.8	4,429.2

Notes

(1) Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(2) Data cleanse activity with respect to Q3-08 resulted in an increase in Contract and Prepay mobile customer numbers.

Data cleanse activity with respect to Q1-08 resulted in a decrease in Prepay mobile customers as disclosed above.

Previously this data cleanse was shown within Net Prepay Mobile Customer adds.

(3) Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers (contract and prepay) for the period, divided by three.

For the purpose of calculating Mobile ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported. This has the effect of revising the ARPU previously reported for Q1-08 from £10.04 to £10.06 and the average number of customers previously reported from 4,465,200 to 4,457,800.

C) SEGMENTAL ANALYSIS

        (in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007

Revenue
Cable segment
Consumer	618.1	611.2	611.0	618.8	623.2
Business	155.2	153.5	156.9	160.8	163.1
Total	773.3	764.7	767.9	779.6	786.3
Inter segment revenue	(0.7)	(1.0)	(0.8)	(0.7)	(1.4)
	772.6	763.7	767.1	778.9	784.9
Mobile segment
Virgin Mobile	141.1	145.5	143.9	139.5	151.6
Content segment
Virgin Media TV	40.7	37.3	34.8	34.7	33.5
Sit-up	84.6	51.0	51.2	55.0	86.8
Total	125.3	88.3	86.0	89.7	120.3
Inter segment revenue	(6.5)	(6.4)	(6.5)	(6.3)	(6.2)
	118.8	81.9	79.5	83.4	114.1

Total revenue	1,032.5	991.1	990.5	1,001.8	1,050.6

Operating costs (exclusive of depreciation)
Cable segment	311.0	281.4	292.3	309.0	292.1
Mobile segment	86.1	89.3	83.0	92.6	100.7
Content segment	106.7	72.3	66.1	65.1	105.0
Inter segment	(6.5)	(6.4)	(6.5)	(6.3)	(6.2)
	497.3	436.6	434.9	460.4	491.6
Selling, general and administrative expenses
Cable segment	165.2	181.6	177.3	168.7	184.7
Mobile segment	30.1	28.1	25.4	29.7	33.1
Content segment	20.3	20.8	20.8	19.5	21.6
Inter segment	(0.7)	(1.0)	(0.8)	(0.7)	(1.4)
	214.9	229.5	222.7	217.2	238.0
Segment OCF (1)
Cable segment OCF	297.1	301.7	298.3	301.9	309.5
Mobile segment OCF	24.9	28.1	35.5	17.2	17.8
Content segment OCF	(1.7)	(4.8)	(0.9)	5.1	(6.3)
OCF (Total)	320.3	325.0	332.9	324.2	321.0

Note:

(1)                          Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure. See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

D)   FREE CASH FLOW CALCULATION

       (in £ millions) (unaudited)

	Year
	ended	Three months ended
	Dec 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2008	2007

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,302.4	320.3	325.0	332.9	324.2	321.0

Purchase of fixed and intangible assets	(479.7)	(139.1)	(107.3)	(108.3)	(125.0)	(112.2)
Interest expense (net)	(465.5)	(119.8)	(114.6)	(114.0)	(117.1)	(145.8)

Free Cash Flow (FCF)	357.2	61.4	103.1	110.6	82.1	63.0

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and reconciliation of FCF to GAAP net cash provided by operating activities.

E)   FIXED ASSET ADDITIONS (ACCRUAL BASIS)

       (in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007

NCTA Fixed Asset Additions
CPE	53.6	53.4	50.5	62.5	53.3
Scaleable infrastructure	48.9	42.5	43.4	29.1	33.7
Commercial	20.9	18.6	22.6	18.9	17.1
Line extensions	0.6	0.2	0.1	0.5	0.6
Upgrade/rebuild	0.7	0.7	1.6	0.8	6.4
Support capital	28.2	23.4	25.3	20.3	24.9
Total NCTA Fixed Asset Additions	152.9	138.8	143.5	132.1	136.0

Non NCTA Fixed Asset Additions	8.3	7.8	12.2	5.0	4.3

Total Fixed Asset Additions (Accrual Basis)	161.2	146.6	155.7	137.1	140.3

Fixed assets acquired under capital leases	(12.7)	(34.2)	(29.6)	(22.7)	(17.9)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(9.4)	(5.1)	(17.8)	10.6	(10.2)

Total Purchase of Fixed and Intangible Assets	139.1	107.3	108.3	125.0	112.2

Comprising:
Purchase of Fixed Assets	139.0	107.2	105.4	123.2	104.5
Purchase of Intangible Assets	0.1	0.1	2.9	1.8	7.7
	139.1	107.3	108.3	125.0	112.2

Note

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.

Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

F)             USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)            Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognized under GAAP. OCF represents our operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

Our management, including our chief executive officer, consider OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income (loss)

(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	320.3	325.0	332.9	324.2	321.0

Reconciling items
Depreciation and amortization	(295.9)	(280.4)	(301.5)	(324.2)	(315.9)
Goodwill and intangible asset impairments	(54.8)	4.0	(366.2)	—	—
Restructuring and other (charges) income	(19.8)	—	1.7	(4.6)	(22.9)
Operating (loss) income	(50.2)	48.6	(333.1)	(4.6)	(17.8)

(ii)        Free Cash Flow (FCF)

We define Free Cash Flow (FCF) as operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs as defined by FAS 146. FCF is a non-GAAP financial measure. We believe the most directly comparable financial measure recognized under GAAP is net cash provided by operating activities.

Our management, including our chief executive officer, consider FCF as a helpful measure in assessing our liquidity and prospects for the future. We also believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to net cash provided by operating activities shown below, provides a more complete understanding of factors and trends affecting our business. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. Because non-GAAP financial measures are not standardized, it may not be possible to compare our FCF with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Year
	ended	Three months ended
	Dec 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2008	2007

Free Cash Flow (FCF)	357.2	61.4	103.1	110.6	82.1	63.0

Reconciling items (see Note below):
Purchase of fixed and intangible assets	479.7	139.1	107.3	108.3	125.0	112.2
Changes in operating assets and liabilities	(50.2)	22.7	(31.5)	40.7	(82.1)	60.3
Non-cash compensation	16.8	4.3	5.3	5.1	2.1	3.4
Non-cash interest	(28.3)	(42.9)	33.5	(1.5)	(17.4)	38.3
Share of net income of affiliates	25.1	17.7	3.4	3.3	0.7	0.9
Realized foreign exchange losses	(32.0)	(20.0)	(8.7)	(1.8)	(1.5)	(5.0)
Realized gains/(losses) on derivatives	5.6	3.4	(4.8)	7.0	—	—
Restructuring and other charges	(22.7)	(19.8)	—	1.7	(4.6)	(22.9)
Income taxes	4.5	0.9	1.8	0.8	1.0	9.4
Other	(0.1)	0.4	0.2	(0.7)	—	13.5
Net cash provided by operating activities	755.6	167.2	209.6	273.5	105.3	273.1

Note

The line descriptions above are derived from our previously reported results. Non-cash interest includes non-cash interest and amortization of original issue discount and deferred financing costs from our statements of cash flows. Share of net income of affiliates includes income from equity accounted investments, net of dividends received from our statements of cash flows and share of income from equity investments from our statements of operations. Realized foreign exchange losses includes unrealized foreign currency losses (gains) from our statements of cash flows and foreign currency (losses) gains from our statements of operations. Realized gains/(losses) on derivatives includes unrealized (gains) losses on derivative instruments from our statements of cash flows and gains (losses) on derivative instruments from our statements of operations. Income taxes includes income taxes from our statements of cash flows and income tax benefit (expense) from our statements of operations.

(iii)    Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007

Fixed Asset Additions (Accrual Basis)	161.2	146.6	155.7	137.1	140.3

Fixed assets acquired under capital leases	(12.7)	(34.2)	(29.6)	(22.7)	(17.9)
Changes in liabilities related to fixed asset additions	(9.4)	(5.1)	(17.8)	10.6	(10.2)
Total Purchase of Fixed and Intangible Assets	139.1	107.3	108.3	125.0	112.2
Comprising:
Purchase of fixed assets	139.0	107.2	105.4	123.2	104.5
Purchase of intangible assets	0.1	0.1	2.9	1.8	7.7
	139.1	107.3	108.3	125.0	112.2